Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-234027) and in the Registration Statements on Form S-8 (Nos. 333-237576, 333-234086, 333-234085, 333-234084, 333-228649, 333-225839, 333-207193, 333-197704, 333-183123, 333-177517, 333-175781, 333-150643, 333-125293, 333-110020, 333-100724, 333-100723, 333-100718 and 033-51385) of Raytheon Technologies Corporation (formerly known as United Technologies Corporation) of our report dated February 6, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations and the change in operating cycle discussed in Note 1, as to which the date is October 27, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which is incorporated by reference in this Current Report on Form 8-K. We also consent to the incorporation by reference of our report dated February 6, 2020, except for the effects of discontinued operations and the change in operating cycle discussed in Note 1 to the financial statement schedule, as to which the date is October 27, 2020, relating to the financial statement schedule, which is incorporated by reference in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 27, 2020